Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com

US Foods Reports First Quarter Fiscal 2020 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) May 5, 2020 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the first quarter of fiscal 2020. In this press release we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from the Food Group of Companies (the "Food Group"), which was acquired on Sept. 13, 2019.

First Quarter Fiscal 2020 Highlights

•	Total case volume increased 3.4%; independent restaurant case volume increased 0.5%

•	Total organic case volume decreased 7.3%; independent restaurant organic case volume decreased 7.4%

•	Net sales increased 5.1% to $6.3 billion

•	Gross profit increased 1.3% to $1.1 billion

•	Loss before income taxes was $172 million

•	Net loss was $132 million

•	Adjusted EBITDA decreased 23.7% to $177 million

•	Diluted EPS loss was $0.60; Adjusted Diluted EPS decreased $0.26 to $0.15

CEO Perspective
"The past two months have been challenging for our customers, associates and the communities we support. Our first priority continues to be the health and well-being of our associates and customers. I am extremely proud of the outstanding effort and commitment our associates have exhibited during this difficult time," said Pietro Satriano, Chairman and CEO. "We have taken a number of actions to strengthen our financial position and enable us to weather an extended economic downturn, including reducing costs and bolstering liquidity. We’ve developed partnerships with more than 30 retail institutions to provide products and labor as we explore new channels and look to support the increase in retail demand. I am confident US Foods will emerge from this unprecedented situation as a stronger competitor, well positioned to continue to gain market share."

First Quarter Fiscal 2020 Results
Total case volume increased 3.4% from the prior year, while total organic case volume decreased 7.3%. Independent restaurant case volume increased 0.5%, while organic independent restaurant case volume decreased 7.4%. Net sales of $6.3 billion increased 5.1% from the prior year, primarily due to the addition of the Food Group and year-over-year inflation in cheese, grocery and produce items. Both case volume and Net sales were negatively impacted by social distancing measures and required closures of non-essential businesses that were put in place the second week of March to mitigate the spread of COVID-19. The Food Group contributed $654 million to net sales in the first quarter.

Gross profit of $1.1 billion increased $14 million, or 1.3%, from the prior year, primarily driven by contributions from the Food Group and a favorable year-over-year change in the last-in, first-out (LIFO) reserve, which were partially offset by the impact of COVID-19 on case volume. Gross profit as a percentage of Net sales was 16.8%. Adjusted Gross profit was $1.1 billion, an increase of $3 million or 0.3% from the prior year, driven by contributions from the Food Group, which were partially offset by the impact of COVID-19 on case volume. Adjusted Gross profit as a percentage of Net sales was 16.6%.

Operating expenses were $1.2 billion, an increase of $271 million or 29.4% from the prior year. The increase was primarily driven by an incremental $170 million charge to our reserve for uncollectible accounts due to the estimated impacts of COVID-19 on the collectability of our existing customer receivables. Adjusted Operating expenses were $882 million, an increase of $62 million or 7.6% from the prior year, primarily due to the addition of the Food Group.

Loss before income taxes was $172 million.

Net loss was $132 million primarily driven by the decline in organic case volume and the increased reserve for uncollectible accounts discussed above. Adjusted EBITDA was $177 million, a decrease of $55 million or 23.7%, compared to the prior year. Diluted EPS loss was $0.60; Adjusted Diluted EPS decreased $0.26 to $0.15.

Cash Flow and Capital Transactions
Net cash used in operating activities in the first three months of fiscal 2020 was $62 million, a decrease of $216 million from the prior year, primarily driven by the decline in operating results and related impacts to working capital due to COVID-19. Cash capital expenditures for the first three months of fiscal 2020 totaled $79 million, compared to $61 million for the same period prior year.

Net Debt at the end of the first quarter of fiscal 2020 was $4.8 billion, an increase of $192 million versus the end of fiscal 2019. The ratio of Net Debt to Adjusted EBITDA was 4.2x at the end of the first quarter of fiscal 2020, compared to 3.9x at the end of fiscal 2019.

At the end of the first quarter the company paused all non-critical capital spend and drew $1 billion under its existing revolving credit facilities to retain as cash on hand. Cash and cash equivalents at the end of the first quarter was $1.1 billion. Recent financing actions undertaken by the company have increased cash on hand and strengthened available borrowings under our revolving debt facility. These actions have resulted in $2.4 billion of liquidity available as of the end of April. The company believes this is sufficient liquidity to fund our operations and meet ordinary course obligations through 2021 even if total case volumes remain unchanged from current levels through mid-2021 and recover only partially in the second half of 2021.

Current Business Update and Outlook for Fiscal Year 2020
The company has seen a recent improvement in case volumes as customers have adjusted their business models to accommodate social distancing requirements and consumers have adopted to new take-out and delivery options from restaurants. During the month of April total case volume decreased approximately 50% from the comparable period in the prior year. The presentation slides that accompany today's earnings release contain additional information on April case volume trends by customer group. The company has also taken aggressive actions to reduce operating costs including leveraging its variable cost structure, temporary employee furloughs, freezing hiring, deferring corporate wage increases, salaries reductions for management level associates and reductions in senior executive and board compensation. These actions were put in place at the end of the first quarter 2020 and are expected to help preserve cash as the company navigates this unprecedented period.

Due to the continued uncertainty associated with COVID-19 the company withdrew its fiscal 2020 financial guidance on March 23, 2020 and is not providing new fiscal 2020 financial guidance at this time.

Conference Call and Webcast Information
US Foods' first quarter fiscal 2020 earnings call will be broadcast live via the internet on May 5, 2020 at 10:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 2477555. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and 76 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: any declines in the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on February 13, 2020, and in our Current Report on Form 8-K, which was filed with the SEC on April 23, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Effective as of the third quarter fiscal 2019, we revised the definition of Adjusted Net income to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	March 28, 2020	December 28, 2019

ASSETS
Current assets:
Cash and cash equivalents	$1,077	$90
Accounts receivable, less allowances of $198 and $30	1,124	1,455
Vendor receivables, less allowances of $5 and $4	136	143
Inventories—net	1,426	1,432
Prepaid expenses	121	109
Assets held for sale	15	1
Other current assets	24	32
Total current assets	3,923	3,262
Property and equipment—net	2,105	2,075
Goodwill	4,728	4,728
Other intangibles—net	948	967
Deferred tax assets	7	—
Other assets	273	256
Total assets	$11,984	$11,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$159	$222
Accounts payable	1,299	1,460
Accrued expenses and other current liabilities	423	538
Current portion of long-term debt	146	142
Total current liabilities	2,027	2,362
Long-term debt	5,769	4,594
Deferred tax liabilities	296	308
Other long-term liabilities	310	315
Total liabilities	8,402	7,579
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,857	2,845
Retained earnings	783	916
Accumulated other comprehensive loss	(60)	(54)
Total shareholders’ equity	3,582	3,709
Total liabilities and shareholders' equity	$11,984	$11,288

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	March 28, 2020	March 30, 2019
Net sales	$6,339	$6,031
Cost of goods sold	5,273	4,979
Gross profit	1,066	1,052
Distribution, selling and administrative costs	1,192	921
Total operating expenses	1,192	921
Operating (loss) income	(126)	131
Other income—net	(6)	(2)
Interest expense—net	52	42
(Loss) income before income taxes	(172)	91
Income tax (benefit) provision	(40)	20
Net (loss) income	$(132)	$71
Net (loss) income per share:
Basic	$(0.60)	$0.33
Dilutive	$(0.60)	$0.32

Weighted-average common shares outstanding
Basic	219,138,692	217,234,403
Diluted	219,138,692	218,785,886

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
($ in millions)	March 28, 2020	March 30, 2019
Cash flows from operating activities:
Net (loss) income	$(132)	$71
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	101	81
Loss on disposal of property and equipment—net	1	—
Amortization of deferred financing costs	2	1
Deferred tax benefit	(17)	(3)
Share-based compensation expense	7	6
Provision for doubtful accounts	180	6
Changes in operating assets and liabilities:
Decrease (increase) in receivables	157	(131)
Decrease in inventories—net	6	7
Increase in prepaid expenses and other assets	(26)	(8)
(Decrease) increase in accounts payable and cash overdraft liability	(215)	183
Decrease in accrued expenses and other liabilities	(126)	(59)
Net cash (used in) provided by operating activities	(62)	154
Cash flows from investing activities:
Proceeds from sales of divested assets	5	—
Purchases of property and equipment	(79)	(61)
Net cash used in investing activities	(74)	(61)
Cash flows from financing activities:
Proceeds from debt borrowings	1,945	1,004
Principal payments on debt and financing leases	(827)	(1,119)
Proceeds from employee stock purchase plan	6	5
Proceeds from exercise of stock options	1	6
Tax withholding payments for net share-settled equity awards	(2)	(2)
Net cash provided by (used in) financing activities	1,123	(106)
Net increase (decrease) in cash, cash equivalents and restricted cash	987	(13)
Cash, cash equivalents and restricted cash—beginning of period	98	105
Cash, cash equivalents and restricted cash—end of period	$1,085	$92
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$41	$36
Income taxes paid—net	2	1
Property and equipment purchases included in accounts payable	38	17
Leased assets obtained in exchange for financing lease liabilities	59	38
Leased assets obtained in exchange for operating lease liabilities	2	2
Cashless exercise of stock options	—	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	March 28, 2020	March 30, 2019	Change	%
Net (loss) income (GAAP)	$(132)	$71	$(203)	(285.9)%
Interest expense—net	52	42	10	23.8%
Income tax (benefit) provision	(40)	20	(60)	NM
Depreciation expense	82	71	11	15.5%
Amortization expense	19	10	9	90.0%
EBITDA (Non-GAAP)	(19)	214	(233)	(108.9)%
Adjustments:
Share-based compensation expense (1)	7	6	1	16.7%
LIFO reserve change (2)	(13)	(2)	(11)	NM
Business transformation costs (3)	6	1	5	NM
COVID-19 bad debt expense (4)	170	—	170	100.0%
Business acquisition and integration related costs and other (5)	26	13	13	100.0%
Adjusted EBITDA (Non-GAAP)	177	232	(55)	(23.7)%
Depreciation expense	(82)	(71)	(11)	15.5%
Interest expense—net	(52)	(42)	(10)	23.8%
Income tax provision, as adjusted (6)(7)	(11)	(30)	19	(63.3)%
Adjusted Net income (Non-GAAP) (6)	$32	$89	$(57)	(64.0)%

Diluted EPS (GAAP)	$(0.60)	$0.32	$(0.92)	(287.5)%
Share-based compensation expense (1)	0.03	0.03	—	—%
LIFO reserve change (2)	(0.06)	(0.01)	(0.05)	NM
Business transformation costs (3)	0.03	—	0.03	100.0%
COVID-19 bad debt expense (4)	0.78	—	0.78	100.0%
Business acquisition and integration related costs and other (5)	0.12	0.06	0.06	100.0%
Income tax impact of adjustments (6)(7)	(0.15)	0.01	(0.16)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.15	$0.41	$(0.26)	(63.4)%

Weighted-average diluted shares outstanding (GAAP)	219,138,692	218,785,886

Gross profit (GAAP)	$1,066	$1,052	$14	1.3%
LIFO reserve change (2)	(13)	(2)	(11)	NM
Adjusted Gross profit (Non-GAAP)	$1,053	$1,050	$3	0.3%

Operating expenses (GAAP)	$1,192	$921	$271	29.4%
Depreciation and amortization expense	(101)	(81)	(20)	24.7%
Share-based compensation expense (1)	(7)	(6)	(1)	16.7%
Business transformation costs (3)	(6)	(1)	(5)	NM
COVID-19 bad debt expense (4)	(170)	—	(170)	100.0%
Business acquisition and integration related costs and other (5)	(26)	(13)	(13)	100.0%
Adjusted Operating expenses (Non-GAAP)	$882	$820	$62	7.6%
NM - Not Meaningful

(1)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(2)	Represents the non-cash impact of LIFO reserve adjustments.

(3)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(4)	Includes the increase in bad debt expense reflecting the collection risk associated with our customer base as a result of COVID-19.

(5)
Includes Food Group acquisition and integration related costs of $15 million and $11 million for the 13 weeks ended March 28, 2020 and March 30, 2019, respectively and Smart Foodservice acquisition-related costs of $9 million for the 13 weeks ended March 28, 2020. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.

(6)
Effective as of the fiscal third quarter 2019, we revised the definition of Adjusted net income to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation.

(7)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate income tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	March 28, 2020	December 28, 2019	March 30, 2019
Total Debt (GAAP)	$5,915	$4,736	$3,381
Cash, cash equivalents and restricted cash	(1,085)	(98)	(92)
Net Debt (Non-GAAP)	$4,830	$4,638	$3,289
Adjusted EBITDA (1)	$1,139	$1,194	$1,111
Net Leverage Ratio (2)	4.2	3.9	3.0

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA